Exhibit 1.2

CONFORMED COPY

BARCLAYS BANK PLC

Written Resolution of:	The Fund Raising Committee of the Board of Directors of Barclays Bank PLC (duly constituted by Resolution of the Board passed on 14 April 1994)

Issue:	Proposed issue of (a) Non-Cumulative Callable Dollar Preference Shares, Series 1 (which are to be represented by American Depositary Shares (the “Institutional ADSs”)) by Barclays Bank PLC (the “Bank”) which are to be offered to institutional investors only (the “Institutional Dollar Preference Shares”) and (b) Non-Cumulative Callable Dollar Preference Shares, Series 2 (which are to be represented by American Depositary Shares (the “Retail ADSs”)) by the Bank which are to be offered to retail investors (the “Retail Dollar Preference Shares”).

We, the undersigned, constituting the Fund Raising Committee (the “Committee”) of the Board of the Bank, note that:

Background

1.	On 9 December 2004, the Board of Directors of the Bank and the Board of Directors of Barclays PLC (“Barclays”) each resolved to grant authority to the Committee to approve and authorise transactions to raise new capital including Tier 1 issuance, up to certain limits. On 17 March 2005, the Board of Directors of the Bank and Barclays each resolved to approve and clarify that the capital raising limits contemplated by such authority applied irrespective of the status of the proposed acquisition of a majority share in Absa Group Limited (such authorities as so clarified, the “Board Authorities”). It has not definitively been determined whether to pursue an issue of Institutional Dollar Preference Shares or Retail Dollar Preference Shares (together “Dollar Preference Shares”). Accordingly pursuant to the Board Authorities, the Committee proposes to approve and authorise the proposed issue of either or both of the Institutional Dollar Preference Shares and the Retail Dollar Preference Shares, although it is noted that either or both might not occur.

2.	Timetable

2.1	The expected timetable for the proposed issue of Institutional Dollar Preference Shares in outline is as follows:

31 May 2005:	Launch of the proposed issue.

1 or 2 June 2005:	Target date for pricing transaction after completion of book building. Final Prospectus Supplement to be published and Underwriting Agreement and Pricing Agreement with underwriters to be executed as soon as practicable after pricing.

8 or 9 June 2005:	Target date for Institutional Dollar Preference Shares and Institutional ADSs to be issued and expected transaction closing date.

2.2	It is noted that an outline timetable for the proposed issue of Retail Dollar Preference Shares has yet to be finalised. The Bank’s current expectation is that the launch, pricing and closing of this transaction will take place in June or July 2005 but that the actual timetable will depend on a number of factors, such as market conditions.

3.	Stamp Duty and SDRT

3.1	HM Revenue & Customs have confirmed in writing that the issue of the Dollar Preference Shares to The Bank of New York as the ADR Depositary will not give rise to a 1.5 per cent. UK stamp duty reserve tax (“SDRT”) charge. (In practice, any such liability would otherwise have been borne by the Bank.) The subsequent transfer of the Dollar Preference Shares in ADR form within DTC by investors will not give rise to any charge to UK SDRT or (in practice) UK stamp duty.

4.	Terms of the Institutional Dollar Preference Shares and the Retail Dollar Preference Shares

Each of the Institutional Dollar Preference Shares and the Retail Dollar Preference Shares to be issued by the Bank will be non-cumulative callable preference shares, the terms of which will comply with FSA requirements for core tier 1 capital. Each of the Institutional Dollar Preference Shares and the Retail Dollar Preference Shares will contain ‘dividend stopper’ provisions in the same form as those found in the EUR 1,000,000,000 4.875% non-cumulative callable preference shares issued on 8 December 2004 and the EUR 1,400,000,000 4.75% non-cumulative callable preference shares issued on 16 March 2005 (the “Euro Preference Shares”) and generally similar in nature to those contained in the Tier One Notes (the “TONS”) and Reverse Capital Instruments (the “RCIs”). In the case of each of the Institutional Dollar Preference Shares and the Retail Dollar Preference Shares, the ‘dividend stopper’ provides that if the Bank does not declare and pay in full any dividend on the Dollar Preference Shares on a dividend payment date (or if the Bank declares the dividend but fails to pay it or set aside the amount of the payment in full), neither the Bank nor Barclays may: (i) declare or pay a dividend on any of its respective ordinary shares, other preference shares or other share capital; or (ii) redeem, purchase, reduce or otherwise acquire any of its respective share capital (or set aside any sum or establish any sinking fund for the redemption, purchase or other acquisition thereof), in each case until the earlier of (a) the dividend payment date on which the Bank next declares and pays in full (or sets aside a sum to provide for payment in full of) a dividend on the Dollar Preference Shares and (b) the date on or by which all of the Dollar Preference Shares are either redeemed in full or purchased by or for the Bank’s account, in each case in accordance with the Bank’s articles of association and the terms of the Dollar Preference Shares. The restriction in clause (i) above does not apply to any payment by Barclays of a final dividend declared by its shareholders prior to the relevant dividend payment date, or a dividend paid by the Bank to Barclays or to another wholly owned subsidiary of Barclays PLC. The restriction in clause (ii) above does not apply to the purchases, redemptions, reductions or other acquisitions of the shares of Bank held by Barclays or another wholly owned subsidiary of Barclays.

The twelve month restriction reflects the market norm of annual dividend/coupon payments on fixed rate dollar-denominated issues and is in line with the Euro Preference Shares and a twelve month restriction in the Bank’s outstanding euro RCIs (though the dividend stopper on the Institutional Dollar Preference Shares and the Retail Dollar Preference Shares will be slightly more onerous in that there is potential under the RCIs issue, but not this issue, for the dividend block to be removed within the twelve month period by paying arrears of coupons). A twelve month dividend stopper has been accepted by the Bank in the past on the Euro Preference Shares and for various US dollar preference share issues, though the restriction in respect of the US dollar preference share issues is no longer in force following the redemption of the last of these dollar preference shares a few years ago.

As part of the transaction documentation for each of the issues, Barclays will execute a deed of covenant giving effect to the terms of the dividend restriction on it (see paragraph 14 below).

Generally the terms of each of the Institutional Dollar Preference Shares and the Retail Dollar Preference Shares are designed to retain maximum flexibility for the Bank as regards the terms of any further preference share issues which the Bank may wish to make in future.

5.	Funding of the underwriting commitment of Barclays Capital Securities Limited (“BCSL”) in the event of investor default and of market making by BCSL

Consideration has been given to how BCSL can cover its underwriting commitment on each of the transactions in order to avoid any possibility of contravening the UK company law prohibition on the Bank providing financial assistance for the acquisition of its own shares. BCSL has confirmed that a lending line has been arranged with Barclays Bank S.A. (Spain). It is proposed that BCSL would draw on this lending line in the unlikely event that an investor defaulted and BCSL had to fund its underwriting commitment.

It is noted that BCSL would be acting as market maker in respect of the Institutional Dollar Preference Shares and that legal advice had been received by BCSL to the effect that the use of a limited proportion of the existing lending line from the Bank to the BCSL to close out BCSL’s position as such market maker should not, subject to certain restrictions and assumptions stated in such legal advice, constitute a contravention of the UK company law prohibition on providing financial assistance.

It is further noted that BCSL would not be acting as market maker in respect of the Retail Dollar Preference Shares.

6.	Shareholder Written Resolution

Written resolutions to be dated on or about 1 June 2005 and to be signed by all the members of the Bank pursuant to the Articles of Association (the “Shareholder Written Resolutions”) are proposed (i) to consolidate the dollar preference share capital (such that the nominal amount of the existing dollar preference share capital be changed from U.S.$0.01 to U.S.$0.25), (ii) to increase the authorised share capital of the Bank by the creation of 74,000,000 Dollar Preference Shares of U.S.$0.25 each, (iii) to increase the authorised share capital of the Bank by the creation of 400,000 Dollar Preference Shares of U.S.$100 each, (iv) to increase the authorised share capital of the Bank by the creation of 400,000 Sterling Preference shares of £100 each, (v) to make the appropriate amendments to the Memorandum and Articles of Association of the Bank in connection with the issue, and (vi) to authorise the Directors for the purposes of Section 80 of the Companies Act 1985 to exercise the Bank’s power to allot the authorised but unissued share capital of the Bank, including the new Dollar Preference Shares and the new Sterling Preference Shares. A copy of the proposed Shareholder Written Resolutions has been circulated with these resolutions.

7.	Draft Documents for Approval

7.1	Drafts of the following documents in respect of the Institutional Dollar Preference Shares are submitted for approval:

(a)	the Prospectus Supplement in respect of the Institutional Dollar Preference Shares (the “Institutional Prospectus Supplement”) together with the Prospectus dated 1 July 2002;

(b)	terms of the Institutional Dollar Preference Shares;

(c)	Institutional Underwriting Agreement;

(d)	Institutional Pricing Agreement;

(e)	Institutional Deposit Agreement;

(f)	terms of the Institutional ADSs;

(g)	Institutional Agency Agreement; and

(h)	Institutional Deed of Covenant (to be executed by Barclays).

7.2	Drafts of the following documents in respect of the Retail Dollar Preference Shares are submitted for approval:

(a)	the Prospectus Supplement in respect of the Retail Dollar Preference Shares (the “Retail Prospectus Supplement”) together with the Prospectus dated 1 July 2002;

(b)	terms of the Retail Dollar Preference Shares;

(c)	Retail Underwriting Agreement;

(d)	Retail Pricing Agreement;

(e)	Retail Deposit Agreement;

(f)	terms of the Retail ADSs;

(g)	Retail Agency Agreement; and

(h)	Retail Deed of Covenant (to be executed by Barclays).

8.	Prospectus Supplements

8.1	Institutional Dollar Preference Shares

The Preliminary Prospectus Supplement (dated 31 May 2005) (the “Preliminary Institutional Prospectus Supplement”), together with the Prospectus dated 1 July 2002 relating to, among other things, the Institutional Dollar Preference Shares (the “Base Prospectus”) is submitted for approval. The Preliminary Institutional Prospectus Supplement, together with the Base Prospectus, (1) gives details of the terms of the Institutional Dollar Preference Shares and the Institutional ADSs, the use of proceeds of the issue, and financial and other information concerning the Bank and its subsidiaries (the “Group”), including a section on recent developments (2) lists specific risk factors for prospective investors to consider relating to the terms of the Institutional Dollar Preference Shares and the Institutional ADSs, (3) contains a responsibility statement on the part of the Bank as to the accuracy and completeness of the information contained therein, (4) contains a statement that, except as disclosed therein (including through incorporation by reference), there has been no material adverse change in the financial position or prospects of the Bank or the Group since 31 December 2004 and (5) contains certain other information required for listing the Institutional ADSs on the Luxembourg Stock Exchange.

8.2	Retail Dollar Preference Shares

The draft Retail Prospectus Supplement (the “Draft Retail Prospectus Supplement”) (draft dated 26 May 2005), together with the Base Prospectus relating to, among other things, the Retail Dollar Preference Shares is submitted for approval. The Draft Retail Prospectus Supplement, together with the Base Prospectus, (1) gives details of the terms of the Retail Dollar Preference Shares and the Retail ADSs, the use of

proceeds of the issue, and financial and other information concerning the Group, (2) lists specific risk factors for prospective investors to consider relating to the terms of the Retail Dollar Preference Shares and the Retail ADSs and (3) contains certain other information required for listing the Retail ADSs on the New York Stock Exchange.

9.	Preliminary Prospectus Supplements

9.1	Institutional Dollar Preference Shares

Certain details of the Institutional Dollar Preference Shares and the Institutional ADSs were left blank in the Preliminary Institutional Prospectus Supplement (including the issue price, the rate at which dividends would accrue and the issue date). It is noted that the Preliminary Institutional Prospectus Supplement is being used by the Bank, BCSL and Barclays Capital Inc. to market the Institutional Dollar Preference Shares primarily to investors in the United States.

9.2	Retail Dollar Preference Shares

Certain details of the Retail Dollar Preference Shares, the Retail ADSs and other matters relating to this transaction have currently been left blank in the Draft Retail Prospectus Supplement (including the issue price, the rate at which dividends would accrue and the issue date). It is noted that such details will be included in future drafts of the Retail Prospectus Supplement (including any preliminary Retail Prospectus Supplement to be used by the Bank, Citibank and BCSL to market the Retail Dollar Preference Shares primarily to investors in the United States, and the final draft Retail Prospectus Supplement) in line with market practice.

10.	Pricing Terms

10.1	Institutional Dollar Preference Shares

The pricing terms to be applied to the Institutional Dollar Preference Shares are expected to be fixed on or around 1 or 2 June 2005, with particular reference to prevailing market conditions and, in relation to the preference dividend to be paid to the holders of Institutional Dollar Preference Shares, current market yields and the impact of spreads and credit risk.

10.2	Retail Dollar Preference Shares

The pricing terms to be applied to the Retail Dollar Preference Shares are currently expected to be fixed in June or July 2005 (subject to paragraph 2.2 above), with particular reference to prevailing market conditions and, in relation to the preference dividend to be paid to the holders of Retail Dollar Preference Shares, current market yields and the impact of spreads and credit risk.

11.	Final Prospectus Supplements

11.1	Institutional Dollar Preference Shares

The Final Institutional Prospectus Supplement (expected to be dated on or around 1 or 2 June 2005) (the “Final Institutional Prospectus Supplement”), is expected to be in nearly all respects in the same terms as the Preliminary Institutional Prospectus Supplement but will, following pricing, be completed by the insertion of the issue price, preference dividend rate, issue date and any other required details of the Institutional Dollar Preference Shares and Institutional ADSs, as well as disclosure of any material developments in relation to the Group which occurs between 31 May 2005 and the date of publication of the Final Institutional Prospectus Supplement.

It is noted that the Directors of the Bank would also be liable for the contents of the Final Institutional Prospectus Supplement under applicable U.S. securities laws. It is also noted that Mark Harding, General Counsel of the Bank, had presented a paper to the Board of Directors of the Bank relating to such matters on 19 May 2005.

11.2	Retail Dollar Preference Shares

The Final Retail Prospectus Supplement (the “Final Retail Prospectus Supplement”), is expected to be in substantially the same terms as the Draft Retail Prospectus Supplement but will, following further review by all parties to the transaction and pricing, be completed by the insertion of the issue price, preference dividend rate, issue date and any other required details of the Retail Dollar Preference Shares and Retail ADSs, as well as disclosure of any material information in relation to the Group which is published between 1 June 2005 and the date of publication of the Final Retail Prospectus Supplement.

It is noted that the Directors of the Bank would also be liable for the contents of the Final Retail Prospectus Supplement under applicable U.S. securities laws. It is also noted that Mark Harding, general counsel of the Bank, had presented a paper to the Board of Directors of the Bank relating to such matters on 19 May 2005.

12.	Verification of the Prospectus Supplements

Barclays Treasury, Barclays Corporate Secretariat (as the case may be), Barclays General Counsel’s Office, Barclays Finance, Barclays Tax and Barclays Capital (as the case may be) will complete a due diligence and verification process to confirm the accuracy and completeness of the contents of each of the Final Institutional Prospectus Supplement and the Final Retail Prospectus Supplement. Draft verification notes prepared in connection with this process have been circulated with these resolutions.

13.	Terms

13.1	Institutional Dollar Preference Shares

The terms on which it is proposed the Institutional Dollar Preference Shares should be issued (the “Institutional Terms”) are set out in a document which is to be approved by a further special resolution of the shareholders of the Bank, in the form of a written resolution. A draft copy of the Institutional Terms has been circulated with these resolutions.

13.2	Retail Dollar Preference Shares

The terms on which it is proposed the Retail Dollar Preference Shares should be issued (the “Retail Terms”) are set out in a document which is to be approved by a further special resolution of the shareholders of the Bank, in the form of a written resolution. A draft copy of the Retail Terms has been circulated with these resolutions.

14.	Underwriting Agreement and Pricing Agreement

14.1	Institutional Dollar Preference Shares

Each of the Underwriting Agreement in respect of the Institutional Dollar Preference Shares and the Pricing Agreement in respect of the Institutional Dollar Preference Shares (each to be dated on or around 1 or 2 June 2005) (the “Institutional Underwriting Agreement” and the “Institutional Pricing Agreement”, respectively) will be entered into by the Bank, BCSL as an Underwriter and the other Underwriters of the issue of the Institutional Dollar Preference Shares and, in particular, the Institutional Underwriting Agreement contains certain representations, warranties, undertakings and indemnities to be given by the Bank to the Underwriters and specifies certain conditions precedent to be satisfied prior to closing of the issue. The Institutional Pricing Agreement provides that each of the Underwriters is entitled to an underwriting compensation (in an amount to be determined at pricing) which shall either be satisfied by separate agreement between such Underwriter and the Bank or (except in the case of BCSL) paid by the Bank to such Underwriters. The Bank will agree to deliver a waiver letter (the “Institutional Waiver Letter”) to BCSL, in which the Bank will agree, in consideration of BCSL entering into the Institutional Underwriting Agreement, to waive its right to receive payment of an amount owing to the Bank from BCSL under an uncommitted money market line.

14.2	Retail Dollar Preference Shares

Each of the Underwriting Agreement in respect of the Retail Dollar Preference Shares and the Pricing Agreement in respect of the Retail Dollar Preference Shares (the “Retail Underwriting Agreement” and the “Retail Pricing Agreement”, respectively) will be entered into by the Bank, BCSL and Citibank as Underwriters and the other Underwriters of the issue of the Retail Dollar Preference Shares and, in particular, the Retail Underwriting Agreement contains certain representations, warranties, undertakings and indemnities to be given by the Bank to the Underwriters and specifies certain conditions precedent to be satisfied prior to closing of the issue. The Retail Pricing Agreement provides that each of the Underwriters is entitled to an underwriting compensation (in an amount to be determined at pricing) which shall either be satisfied by separate agreement between such Underwriter and the Bank or (except in the case of BCSL) paid by the Bank to such Underwriters. The Bank will agree to deliver a waiver letter (the “Retail Waiver Letter”) to BCSL, in which the Bank will agree, in consideration of BCSL entering into the Retail Underwriting Agreement, to waive its right to receive payment of an amount owing to the Bank from BCSL under an uncommitted money market line.

15.	Agency Agreement

15.1	Institutional Dollar Preference Shares

The Agency Agreement in respect of the Institutional Dollar Preference Shares (to be dated on or around 8 or 9 June 2005) (the “Institutional Agency Agreement”) will be entered into by the Bank, The Bank of New York, London office as registrar and principal paying agent and The Bank of New York, Luxembourg office as paying agent for the issue. The Institutional Agency Agreement contains an indemnity to be given by the Bank to the paying agents, the form of the Global Preference Share in bearer form (the “Institutional Global Preference Share”) and the form of the Definitive Preference Shares in registered form to be exchanged for the Institutional Global Preference Share.

15.2	Retail Dollar Preference Shares

The Agency Agreement in respect of the Retail Dollar Preference Shares (the “Retail Agency Agreement”) will be entered into by the Bank, The Bank of New York, London office as registrar and principal paying agent and The Bank of New York, Luxembourg office as paying agent for the issue. The Retail Agency Agreement contains an indemnity to be given by the Bank to the paying agents, the form of the Global Preference Share in bearer form (the “Retail Global Preference Share”) and the form of the Definitive Preference Shares in registered form to be exchanged for the Retail Global Preference Share.

16.	Deposit Agreement

16.1	Institutional Dollar Preference Shares

The Deposit Agreement in respect of the Institutional Dollar Preference Shares (to be dated on or around 8 or 9 June 2005) (the “Deposit Agreement”) will be entered into by the Bank and The Bank of New York as depositary. Any holder of American Depositary Receipt(s) which evidences the Institutional ADSs (the “Institutional ADRs”), will become a party to the Institutional Deposit Agreement upon acceptance of the Institutional ADRs by such holder. The Institutional Deposit Agreement contains an indemnity to be given by the Bank to the depositary or any Custodian (as defined in the Institutional Deposit Agreement) and the form of Institutional ADRs. The Institutional ADRs were registered by the depositary with the U.S. Securities and Exchange Commission on Form F-6 on 20 May 2005.

16.2	Retail Dollar Preference Shares

The Deposit Agreement in respect of the Retail Dollar Preference Shares (the “Retail Deposit Agreement”) will be entered into by the Bank and The Bank of New York as depositary. Any holder of American Depositary Receipt(s) which evidences the Retail ADSs (the “Retail ADRs”), will become a party to the Retail Deposit Agreement upon acceptance of the Retail ADRs by such holder. The Retail Deposit Agreement contains an indemnity to be given by the Bank to the depositary or any Custodian (as defined in the Retail Deposit Agreement) and the form of Retail ADRs. The Retail ADRs were registered by the depositary with the U.S. Securities and Exchange Commission on Form F-6 on 20 May 2005.

17.	Barclays Deeds of Covenant

17.1	Institutional Dollar Preference Shares

The Deed of Covenant in respect of the Institutional Dollar Preference Shares (to be dated on or around 8 or 9 June 2005) (the “Institutional Deed of Covenant”) will be entered by Barclays as a deed poll for the benefit of the holders of the Institutional Dollar Preference Shares from time to time. Barclays will undertake in the Institutional Deed of Covenant to observe the terms of the dividend restriction in the event that the Bank does not pay a dividend in respect of the Institutional Dollar Preference Shares while such Institutional Dollar Preference Shares are outstanding.

17.2	Retail Dollar Preference Shares

The Deed of Covenant in respect of the Retail Dollar Preference Shares (the “Retail Deed of Covenant”) will be entered by Barclays as a deed poll for the benefit of the holders of the Retail Dollar Preference Shares from time to time. Barclays will undertake in the Retail Deed of Covenant to observe the terms of the dividend restriction in the event that the Bank does not pay a dividend in respect of the Retail Dollar Preference Shares while such Retail Dollar Preference Shares are outstanding.

18.	Written Resolutions

The Committee HEREBY RESOLVES that:

18.1	in relation to the Institutional Dollar Preference Shares:

18.1.1	The issue and use of the Preliminary Institutional Prospectus in connection with the marketing of the Institutional Dollar Preference Shares represented by Institutional ADSs be and are hereby approved and ratified in all respects.

18.1.2	The Institutional Dollar Preference Shares to be issued and allotted pursuant to this resolution on or around 8 or 9 June 2005 shall be designated “Series 1” (the “Series 1 Institutional Dollar Preference Shares”).

18.1.3	(Pursuant to the authority granted pursuant to the Board Authorities) the issue and allotment of the Series 1 Institutional Dollar Preference Shares on the terms set out or to be set out in the Institutional Underwriting Agreement, the Articles of Association of the Bank, the Institutional Terms, the Final Institutional Prospectus Supplement and the resolutions set out herein be and is hereby approved.

18.1.4	Each of the Final Institutional Prospectus Supplement, the Institutional Underwriting Agreement, the Institutional Pricing Agreement and the Institutional Agency Agreement and the Institutional Deposit Agreement be

and is hereby approved subject to such amendments (including additions and deletions, whether of substance or otherwise) as may be approved by any one of the Group Finance Director, the Barclays Treasurer, Miles Storey (Managing Director Group Balance Sheet), Ross Aucutt (Director, Capital Planning) or Rupert Fowden (Director, Capital Planning) (each an “authorised officer”) and that any authorised officer be and is hereby authorised to execute or cause to be executed the Institutional Underwriting Agreement, the Institutional Pricing Agreement, the Institutional Agency Agreement, the Institutional Deposit Agreement and the Global Institutional Dollar Preference Share (as so amended) by or on behalf of the Bank.

18.1.5	The Institutional Deed of Covenant be and is hereby approved subject to such amendments (including additions and deletions, whether of substance or otherwise) as may be approved by any authorised officer, and that any authorised officer may authorise the affixing of Barclays seal to the Institutional Deed of Covenant.

18.1.6	Any authorised officer of the Bank be empowered to agree with BCSL the final pricing terms of the Series 1 Institutional Dollar Preference shares and the Institutional ADSs, including (without limitation) the issue price, the preference dividend rate, the issue date and (subject to the limit to the aggregate value of issuances set out in the Board Authorities) the total number of Series 1 Institutional Dollar Preference Shares and the Institutional ADSs to be issued pursuant to the Institutional Underwriting Agreement and the Institutional Pricing Agreement.

18.1.7	That any authorised officer of the Bank be empowered:

(a)	to approve, execute or cause to be executed or filed with the U.S. Securities and Exchange Commission by or on behalf of the Bank or Barclays, as the case may be, such other documents as are contemplated by the Institutional Underwriting Agreement, the Institutional Agency Agreement, the Institutional Pricing Agreement, the Institutional Deposit Agreement (including the related fee letter) or the Final Institutional Prospectus (including the Institutional Waiver Letter) or as may be required in connection with the issue arrangements for the Series 1 Institutional Dollar Preference Shares and that the issue or, as the case may be, the execution and delivery on behalf of the Bank or Barclays, as the case may be, of any of the documents approved by this resolution or any such other documents shall be conclusive evidence in favour of any other party thereto or any third party of such approval; and

(b)	generally to sign, execute and do all such other certificates, documents, things and acts as may be considered necessary or expedient in connection with the issue of the Series 1 Institutional Dollar Preference Shares (including, without limitation, authorising the affixing of the Bank’s seal or Barclays’ seal to any such documents) and so that such authorised officer be empowered generally to exercise all of the powers of an authorised officer which he shall deem necessary or expedient for the foregoing purposes and so that any such signature, execution or action shall be conclusive in favour of any other party thereto or any third party of the approval thereof by the Bank or Barclays, as the case may be.

18.1.8	The execution on behalf of the Bank of any definitive Series 1 Institutional Dollar Preference Share may be effected by facsimile signature and any such instrument bearing the facsimile signature of a Director or other authorised officer of the Bank shall be valid and binding on the Bank notwithstanding that at the time of issue and delivery of such instrument the signatory may have ceased to hold the relevant stated office.

18.1.9	All documents and actions signed or taken or authorised on behalf of the Bank by any authorised officer prior to the date of this resolution in connection with the issue of the Series 1 Institutional Dollar Preference Shares, including the filing of a registration statement on Form F-6 in respect of the Institutional ADRs with the U.S. Securities and Exchange Commission on 20 May 2005, be, and they are hereby, approved and ratified in all respects.

18.1.10	The Secretary be instructed to file the ordinary and special resolutions referred to herein, a Form 88(2) (return of allotments) and a Form 123 (increase of authorised share capital) with the Registrar of Companies following allotment of the Series 1 Institutional Dollar Preference Shares.

18.2	In relation to the Retail Dollar Preference Shares:

18.2.1	The issue and use of any preliminary Retail Prospectus to be prepared in connection with the marketing of the Retail Dollar Preference Shares represented by Retail ADSs be and are hereby approved and ratified in all respects.

18.2.2	The Retail Dollar Preference Shares to be issued and allotted pursuant to this resolution shall be designated “Series 2” (the “Series 2 Retail Dollar Preference Shares”).

18.2.3	(Pursuant to the authority granted pursuant to the Board Authorities) the issue and allotment of the Series 2 Retail Dollar Preference Shares on the terms set out or to be set out in the Retail Underwriting Agreement, the Articles of Association of the Bank, the Retail Terms, the Final Retail Prospectus Supplement and the resolutions set out herein be and is hereby approved.

18.2.4	Each of the Final Retail Prospectus Supplement, the Retail Underwriting Agreement, the Retail Pricing Agreement and the Retail Agency Agreement and the Retail Deposit Agreement be and are hereby approved subject to such amendments (including additions and deletions, whether of substance or otherwise) as may be approved by any one of the Group Finance Director, the

Barclays Treasurer, Miles Storey (Managing Director Group Balance Sheet), Ross Aucutt (Director, Capital Planning) or Rupert Fowden (Director, Capital Planning) (each an “authorised officer”) and that any authorised officer be and is hereby authorised to execute or cause to be executed the Retail Underwriting Agreement, the Retail Pricing Agreement, the Retail Agency Agreement, the Retail Deposit Agreement and the Global Retail Dollar Preference Share (as so amended) by or on behalf of the Bank.

18.2.5	The Retail Deed of Covenant be and is hereby approved subject to such amendments (including additions and deletions, whether of substance or otherwise) as may be approved by any authorised officer, and that any authorised officer may authorise the affixing of Barclays seal to the Retail Deed of Covenant.

18.2.6	Any authorised officer of the Bank be empowered to agree with BCSL and Citibank the final pricing and other terms of the Series 2 Retail Dollar Preference Shares and the Retail ADSs, including (without limitation) the issue price, the preference dividend rate, the issue date and (subject to the limit to the aggregate value of issuances set out in the Board Authorities) the total number of Series 2 Retail Dollar Preference Shares and the Retail ADSs to be issued pursuant to the Retail Underwriting Agreement and the Retail Pricing Agreement.

18.2.7	That any authorised officer of the Bank be empowered:

(a)	to approve, execute or cause to be executed or filed with the U.S. Securities and Exchange Commission by or on behalf of the Bank or Barclays, as the case may be, such other documents, including the registration statement on Form 8-A in respect of the Retail ADSs and Retail Preference Shares to be filed with the U.S. Securities and Exchange Commission, as are contemplated by the Retail Underwriting Agreement, the Retail Agency Agreement, the Retail Pricing Agreement, the Retail Deposit Agreement (including the related fee letter) or the Final Retail Prospectus (including the Retail Waiver Letter) or as may be required in connection with the issue arrangements for the Series 2 Retail Dollar Preference Shares and that the issue or, as the case may be, the execution and delivery on behalf of the Bank or Barclays, as the case may be, of any of the documents approved by this resolution or any such other documents shall be conclusive evidence in favour of any other party thereto or any third party of such approval; and

(b)	generally to sign, execute and do all such other certificates, documents, things and acts as may be considered necessary or expedient in connection with the issue of the Series 2 Retail Dollar Preference Shares (including, without limitation, authorising the affixing of the Bank’s seal or Barclays’ seal to any such documents) and so that such authorised officer be empowered generally to exercise all of the powers of an authorised officer which he shall deem necessary or expedient for the foregoing purposes and so that any such signature, execution or action shall be conclusive in favour of any other party thereto or any third party of the approval thereof by the Bank or Barclays, as the case may be.

18.2.8	The execution on behalf of the Bank of any definitive Series 2 Retail Dollar Preference Share may be effected by facsimile signature and any such instrument bearing the facsimile signature of a Director or other authorised officer of the Bank shall be valid and binding on the Bank notwithstanding that at the time of issue and delivery of such instrument the signatory may have ceased to hold the relevant stated office.

18.2.9	All documents and actions signed or taken or authorised on behalf of the Bank by any authorised officer prior to the date of this resolution in connection with the issue of the Series 2 Retail Dollar Preference Shares, including the filing of a registration statement on Form F-6 in respect of the Retail ADRs with the U.S. Securities and Exchange Commission on 20 May 2005, be, and they are hereby, approved and ratified in all respects.

18.2.10	The Secretary be instructed to file the ordinary and special resolutions referred to herein, a Form 88(2) (return of allotments), a Form 122 (notice of consolidation of shares) and a Form 123 (increase of authorised share capital) with the Registrar of Companies following allotment of the Series 2 Retail Dollar Preference Shares.

Signed:	ROGER DAVIS	Dated:	1 June 2005
Director

Signed:	BOB DIAMOND	Dated:	1 June 2005
Director

Signed:	GARY HOFFMAN	Dated:	1 June 2005
Director